Exhibit 99.2
May 12, 2011
Dear Shareholders,
During the first quarter of 2011, we continued to implement the strategy laid out last year: amortize the credit swap portfolio, reduce operating expenses and target the return of capital to shareholders.
Expense reduction has been a particular area of focus in the last six months. During that time, we executed the sale of our CLOs and our CLO manager subsidiary, closed our offices in London and Boston, sold or discontinued managed funds and significantly reduced our headcount. We are seeing the results of these actions: in the first quarter of 2011, operating expenses were $4.3 million, down 45 percent from the first quarter of 2010 (excluding expenses related to discontinued operations for both periods). We are on track to substantially reduce annual operating expenses from 2010’s level of $40 million, which excludes discontinued operations, but includes $8 million in restructuring costs.
In the first quarter of 2011, our Economic Results, which exclude movements in the unrealized fair value of Primus Financial’s credit swap portfolio, were $8.7 million, or $0.23 per diluted share. This compares to a loss of $40.9 million, or $1.01 per diluted share, in the year-ago quarter. The major difference between our results for the periods was that we incurred $54.2 million in realized losses related to risk mitigation transactions in the first quarter of 2010. We did not undertake any risk mitigation transactions during the first quarter of 2011.
Premium income for the first quarter of 2011 declined, reflecting the run-off in Primus Financial’s credit swap portfolio. The credit swap portfolio’s notional principal stood at $9.6 billion at the end of the first quarter. During the first quarter of 2011, approximately $997 million of credit swaps matured and we expect $1.3 billion to mature in the remainder of 2011. We also expect to receive $86 million in future credit swap premiums from this portfolio, assuming the swaps run to scheduled maturity.
Our GAAP net income was $84.7 million, or $2.21 per diluted share, for the first quarter of 2011. This compares to $86.5 million, or $2.15 per diluted share, for the first quarter of 2010. GAAP net income in both quarters primarily comprised unrealized gains on Primus Financial’s credit swap portfolio, driven by a general decline in market credit swap premium levels, together with contractions in the remaining tenor of the portfolio.
Both our Economic Results and GAAP net income reflect a reduction of approximately 5 percent in the number of outstanding diluted common shares on a year-over-year basis. This is largely a result of the repurchase program that we implemented in 2008 and continue to execute. During the first quarter of 2011, we repurchased 425,000 common shares and since the inception of the buyback program in 2008 through March 31, 2011 we have repurchased about 10.4 million common shares.

Interest income for the quarter was $2.6 million. We have increased our holdings of investment grade corporate bond securities over the last two years. At the end of the first quarter of 2011, Primus Guaranty and Primus Financial collectively held approximately $380 million of corporate bonds, which represents approximately 65 percent of total cash and investment portfolio of $585 million.
Interest expense and distributions on preferred securities totaled $2.5 million in the first quarter of 2011. Primus Guaranty and Primus Financial have been repurchasing their respective debt and preferred securities over the last two years which has helped reduce interest expense and preferred distributions. At the end of the first quarter of 2011, debt and preferred securities outstanding totaled $295.7 million, a reduction of $129.3 million, or 30.4 percent, since the repurchase programs began in 2008.
Our Economic Results book value per share, which excludes the mark-to-market value of the credit swap portfolio, was $7.53 at the end of the first quarter of 2011.
In summary, the first quarter of 2011 showed positive GAAP and Economic Results. We will continue to implement our strategy and thank you for your support.
Sincerely,

/s/ Richard Claiden Richard Claiden
Chief Executive Officer

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